EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Director of Investor Relations
Salt Lake City, Utah	Tel: (801) 844-7637
Harris H. Simmons	June 11, 2010
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES PRICING OF

$125 MILLION PREFERRED STOCK ISSUE

SALT LAKE CITY, June 11, 2010 — Zions Bancorporation (“Zions” or the “Company”) (NASDAQ: ZION) today announced that the Company has successfully priced $125,000,000 of Depositary Shares with an initial dividend rate of 11.00% at an initial public offering price of $25.00 per Depositary Share. The 5,000,000 Depositary Shares each represent a 1/40th ownership interest in a share of Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock. The underwriters have a 30-day option to purchase up to 750,000 additional Depositary Shares for aggregate gross proceeds of approximately $18.75 million to cover over-allotments.

The Depositary Shares will be redeemable, at the Company’s option, in whole or in part on June 15, 2012 and on every second anniversary thereafter. If not redeemed, the dividend rate on the Depositary Shares will be reset on such dates to a rate equal to the then current 2-Year Treasury Rate plus 10.22%.

Zions will use the net proceeds of the offering for general corporate purposes. Pending the use of the net proceeds of this offering, the Company intends to invest the net proceeds in interest-bearing investment grade securities.

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Macquarie Capital (USA) Inc., UBS Securities LLC and Zions Direct, Inc acted as joint bookrunning managers for this offering.

Jefferies & Company, Inc., BB&T Capital Markets, D.A. Davidson & Co., FBR Capital Markets & Co. and Morgan Keegan & Company, Inc. acted as co-managers.

The securities were offered pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158319) previously filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement has been filed with the Commission and is effective. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: (800) 503-4611 or by emailing prospectusrequest@list.db.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

We expect the Depositary Shares to be approved for listing on the New York Stock Exchange, shortly after issuance, under the symbol “ZBPRE”.

The offering is part of a series of capital actions that the Company announced that it intends to complete during the second quarter.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Information

Statements in this press release that are based on other than historical data, including those contained herein regarding the Company’s warrant offering or other capital actions, or that express the Company’s expectations regarding future events or determinations, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the risk that, as the Company pursues other capital actions, such capital may not be available to it on favorable terms, if at all; general capital market conditions and volatility; the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies, procedures or determinations as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in ten Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

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